Exhibit 99.1

Wednesday, January 20, 2010	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Fourth Quarter 2009 Earnings

Oak Ridge, NJ – January 20, 2010 —Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported the following positive developments in the fourth quarter of 2009:

•

Net Income in the fourth quarter of 2009 totaled $2.1 million, as compared to $889,000 for the same period in 2008. Net Income Available to Common Shareholders was $1.3 million or $0.05 per diluted share compared to $889,000 or $0.04 per diluted share for the same period last year.

•

Net Interest Margin (“NIM”) for the fourth quarter of 2009 was 3.90%, an increase of 21 basis points as compared to the NIM of 3.69% for the same period last year. The improvement in NIM was primarily a result of an 11% increase in Net Interest Income driven by a reduction in the cost of interest-bearing deposits.

•

Non-performing assets decreased by $2.8 million from September 30, 2009, to $40.6 million at December 31, 2009, and represented 1.49% of total assets at December 31, 2009, down from 1.56% at September 30, 2009. The Allowance for Loan and Lease Losses at $25.6 million at year-end was 1.27% of total loans, as compared to 1.23% at year end 2008.

•

The previously announced plan to reduce the leasing portfolio continued with an $18.5 million decrease in leasing loans outstanding in the fourth quarter of 2009, and a $191.0 million decrease (61%) for the full year. Leasing loans at year-end were 6% of total loans compared to 15% at year-end 2008.

•	Core deposits at year-end totaled $1.69 billion and represented 78% of total deposits, as compared to 70% at December 31, 2008.

Net Loss for the year ended December 31, 2009 was $5.4 million, compared to Net Income of $15.2 million reported for 2008. Net Loss Available to Common Shareholders in 2009 was $8.6 million or $0.36 per diluted share, as compared to Net Income in 2008 of $15.2 million, or $0.64 per diluted share.

-continued-

Thomas J. Shara, Lakeland Bancorp’s President and CEO, said: “We are very pleased to report several positive trends in our fourth quarter results. Total loans, exclusive of leasing loans, increased by $68 million, or 4%, while core deposits increased by $105 million, or 7%, in the fourth quarter of 2009. Non-performing loans decreased by $3.5 million in the fourth quarter, while the ratio of allowance for loan and lease losses to total loans was 1.27% at year end, as compared to 1.23%` at September 30, 2009. Capital ratios remained well in excess of regulatory requirements.”

Lakeland Bancorp declared a quarterly cash dividend of $0.05 per common share. The cash dividend will be paid on February 15, 2010 to holders of record as of the close of business on January 29, 2010. The Company also declared a dividend of 5% for the quarterly dividend payment due February 15, 2010 for the preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

Net Interest Income

Net interest income for the fourth quarter of 2009 was $25.0 million, as compared to the $22.5 million earned in the fourth quarter of 2008, an increase of 11%. Net Interest Margin increased by 21 basis points to 3.90%, as compared to the 3.69% reported in the fourth quarter of 2008, while average interest-earning assets increased by 5%. The Company received full principal and interest on a $7.2 million commercial loan which was previously on a non-accrual status. This resulted in an improvement in Net Interest Margin in the quarter of ten basis points. The annualized yield on interest-earning assets decreased by 62 basis points to 5.22% in the fourth quarter of 2009 from 5.84% for the same period last year. The annualized cost of interest bearing liabilities decreased 93 basis points from 2.50% in the fourth quarter of 2008 to 1.57% in the fourth quarter of 2009. The decrease in the cost of interest-bearing liabilities primarily reflects the repricing of maturing certificates of deposits at lower rates.

For the year 2009, net interest income was $93.4 million, or 5% higher than the $88.6 million reported for 2008, while average earning assets increased 7%. Net Interest Margin was 3.74% for 2009 compared to 3.79% for 2008. The Company’s yield on earning assets decreased from 6.12% in 2008 to 5.34% in 2009, while the cost of interest bearing liabilities decreased from 2.70% in 2008 to 1.89% in 2009.

Noninterest Income

Noninterest income, excluding net gains on investment securities, totaled $4.4 million for the fourth quarter of 2009, which equaled the total for the same period last year. In the fourth quarter of 2009, there were $2.6 million in net gains on investment securities as compared to no gains or losses in the fourth quarter of 2008. Commissions and fees totaling $968,000 increased by $218,000, or 29%, primarily due to an increase in investment commission income. This increase was offset by a $269,000 decrease in income on bank owned life insurance as the Company received a $392,000 insurance benefit on a Bank Owned Life Insurance policy in the fourth quarter of 2008.

Noninterest income, excluding the gains on investment securities, totaled $16.0 million for 2009, as compared to the $17.6 million reported for 2008. Net gains on investment securities were $2.9 million for 2009, as compared to $53,000 in 2008. The decrease in noninterest income in 2009 as compared to 2008 was due to gains (losses) on leasing related assets. In 2009, the Company recorded losses related to the sale of leasing assets totaling $1.1 million, while in 2008, gains totaled for $995,000.

Noninterest Expense

Noninterest expense for the fourth quarter of 2009 was $20.3 million compared to $15.4 million reported for the fourth quarter in 2008. Included in noninterest expense in the fourth quarter of 2009 was a $3.1

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million fee on the prepayment of $55.0 million in long-term debt, at an average rate of 3.81%. Salary and benefit expenses increased by $754,000, or 10%, to $8.6 million, reflecting increased staffing levels and normal salary increases. Occupancy, furniture and equipment expenses increased by $214,000, or 8%, to $2.9 million, primarily due to two new branch offices that were opened in 2009. FDIC insurance expense increased by $724,000 to $1.3 million. All other noninterest expenses totaling $4.4 million increased by $150,000 or 3%, in the fourth quarter of 2009, as compared to the same period last year. The Company’s efficiency ratio for the fourth quarter of 2009 was 57% as compared to 55% for the same period last year.

For the year 2009, noninterest expense was $73.8 million as compared to the $60.1 million reported for 2008. Included in this category was the aforementioned $3.1 million fee on prepayment of long-term debt. Salary and benefit costs increased by $2.2 million, or 7%, to $34.5 million. Occupancy, furniture and equipment expenses increased by $729,000, or 7%, to $11.7 million, while FDIC insurance expense at $5.8 million increased by $4.3 million, which included a $1.2 million industry-wide special assessment in the second quarter of 2009. Other repossessed asset expense at $1.0 million, and collection expenses at $1.6 million, increased respectively by $847,000 and $1.0 million, primarily due to leasing related activity.

Financial Condition

At December 31, 2009, total assets were $2.72 billion, an increase of $81.3 million, or 3%, from year-end 2008. Total loans and leases were $2.01 billion, down $16.5 million from $2.03 billion at year-end 2008. Increases in commercial loans and residential mortgage loans, which increased by $134.1 million, or 13%, and $40.1 million, or 12%, respectively, were offset by a $191.0 million, or 61%, decrease in the lease portfolio, which was consistent with the planned reduction in this business. Total deposits were $2.16 billion at December 31, 2009, an increase of $101.1 million, or 5% from $2.06 billion at December 31, 2008. Core deposits, which are defined as non-interest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.69 billion at year-end 2009, an increase of $246.3 million or 17% from year-end 2008, and represented 78% of total deposits at December 31, 2009, as compared to 70% at year-end 2008. During 2009, time deposits decreased by $145.3 million, while money market accounts increased by $103.9 million for the year.

Asset Quality

At December 31, 2009, non-performing assets totaled $40.6 million (1.49% of total assets) compared to $43.3 million (1.56% of total assets) at September 30, 2009. The Allowance for Loan and Lease Losses, which totaled $25.6 million at December 31, 2009, represented 1.27% of total loans, as compared to 1.23% as of December 31, 2008. In the fourth quarter of 2009, the Company had net charge-offs totaling $5.0 million. For the year 2009, net charge-offs totaled $51.1 million, including $43.3 million related to leasing.

Capital

Stockholders’ equity was $268.0 million and book value per common share was $8.88 as of December 31, 2009. The Company’s leverage ratio was 9.44%. Tier I and total risk based capital ratios were 12.65% and 13.90%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the

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Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, passage by the U.S. Congress of legislation which unilaterally amends the terms of the U.S. Department of the Treasury’s preferred stock investment in the Company, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending and leasing activities, customers’ acceptance of the Company’s products and services and competition. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.7 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, New Jersey offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$24,982	$22,453	$93,379	$88,579
Provision for Loan and Lease Losses	(6,438)	(11,032)	(51,615)	(23,730)
Noninterest Income (excluding investment securities gains)	4,368	4,360	15,952	17,558
Gains on investment securities	2,552	—	2,905	53
Noninterest Expense	(20,313)	(15,396)	(73,794)	(60,071)

Pretax Income (Loss)	5,151	385	(13,173)	22,389
Tax (Expense) Benefit	(3,011)	504	7,777	(7,224)

Net Income (Loss)	$2,140	$889	$(5,396)	$15,165

Dividends on Preferred Stock and Discount Accretion	(885)	—	(3,194)	—

Net Income (Loss) Available to Common Stockholders	$1,255	$889	$(8,590)	$15,165

Basic Earnings (Loss) Per Common Share	$0.05	$0.04	$(0.36)	$0.65
Diluted Earnings (Loss) Per Common Share	$0.05	$0.04	$(0.36)	$0.64
Dividends per Common Share	$0.05	$0.10	$0.30	$0.40
Weighted Average Shares - Basic	23,736	23,600	23,673	23,465
Weighted Average Shares - Diluted	23,739	23,665	23,673	23,549

SELECTED OPERATING RATIOS
Annualized Return on Average Assets (1)	0.30%	0.13%	NM	0.59%
Annualized Return on Average Common Equity (1)	3.98%	1.61%	NM	6.99%
Annualized Return on Interest Earning Assets	5.22%	5.84%	5.34%	6.12%
Annualized Cost of funds	1.57%	2.50%	1.89%	2.70%
Annualized Net interest spread	3.65%	3.34%	3.45%	3.43%
Annualized Net interest margin	3.90%	3.69%	3.74%	3.79%
Efficiency ratio (2)	56.99%	55.45%	62.11%	54.80%
Stockholders’ equity to total assets			9.84%	8.36%
Book value per common share (3)			$8.88	$9.33

ASSET QUALITY RATIOS
			12/31/2009	12/31/2008
Ratio of allowance for loan and lease losses to total loans (4)			1.27%	1.23%
Non-performing loans to total loans (4)			1.92%	0.81%
Non-performing assets to total assets (4)			1.49%	0.78%

SELECTED BALANCE SHEET DATA AT PERIOD-END
			12/31/2009	12/31/2008
Loans and Leases			$2,014,127	$2,030,666
Allowance for Loan and Lease Losses			(25,563)	(25,053)
Investment Securities			457,351	392,288
Total Assets			2,723,968	2,642,625
Total Deposits			2,157,187	2,056,133
Short-Term Borrowings			63,672	62,363
Long-Term Debt			223,222	288,222
Stockholders’ Equity			267,986	220,941

SELECTED AVERAGE BALANCE SHEET DATA
	For the three months ended		For the year ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Loans and Leases, net	1,999,830	2,019,915	2,007,881	1,969,581
Investment Securities	538,830	370,674	479,118	376,917
Interest-Earning Assets	2,572,501	2,449,119	2,530,007	2,372,329
Total Assets	2,790,501	2,647,030	2,737,175	2,578,619
Core Deposits	1,689,148	1,446,777	1,533,972	1,417,030
Time Deposits	498,987	604,450	589,499	561,069
Total Deposits	2,188,135	2,051,227	2,123,471	1,978,099
Short-Term Borrowings	56,507	53,439	49,887	77,246
Long-Term Debt	184,241	230,160	202,653	213,665
Subordinated Debentures	77,322	77,322	77,322	77,322
Total Interest-Bearing Liabilities	2,172,272	2,106,012	2,138,139	2,045,382
Stockholders’ Equity	269,358	219,528	267,327	216,931
Common Stockholders’ Equity	213,422	219,528	217,062	216,931

(1)	Ratios for the year ended December 31, 2009 are not meaningful and therefore not reported.
(2)	Represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long term debt prepayment fee, and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
(3)	Excludes preferred stock
(4)	Includes leases held for sale

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
(dollars in thousands)	(unaudited)
Cash and due from banks	$31,869	$35,238
Federal funds sold and interest-bearing deposits due from banks	26,794	14,538

Total cash and cash equivalents	58,663	49,776

Investment securities available for sale	375,530	282,174
Investment securities held to maturity; fair value of $84,389 in 2009 and $111,881 in 2008	81,821	110,114
Loans:
Commercial	1,194,944	1,060,839
Leases	113,161	311,463
Residential mortgages	382,778	342,660
Consumer and home equity	315,930	315,704
Leases held for sale, at fair value	7,314	—

Total loans	2,014,127	2,030,666
Deferred cost	2,908	4,165
Allowance for loan and lease losses	(25,563)	(25,053)

Net loans	1,991,472	2,009,778
Premises and equipment - net	29,196	29,479
Accrued interest receivable	8,943	8,598
Goodwill	87,111	87,111
Other identifiable intangible assets	1,640	2,701
Bank owned life insurance	41,720	39,217
Other assets	47,872	23,677

TOTAL ASSETS	$2,723,968	$2,642,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$323,175	$302,492
Savings and interest-bearing transaction accounts	1,368,272	1,142,609
Time deposits under $100,000	283,512	393,549
Time deposits $100,000 and over	182,228	217,483

Total deposits	2,157,187	2,056,133
Federal funds purchased and securities sold under agreements to repurchase	63,672	62,363
Long-term debt	145,900	210,900
Subordinated debentures	77,322	77,322
Other liabilities	11,901	14,966

TOTAL LIABILITIES	2,455,982	2,421,684

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, no par value, $1,000 liquidation value, authorized 1,000,000 shares; issued 59,000 shares at December 31, 2009	56,023	0
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at December 31, 2009 and December 31, 2008	259,521	257,051
Accumulated Deficit	(34,961)	(19,246)
Treasury shares, at cost, 868,428 shares at December 31, 2009 and 1,053,561 at December 31, 2008	(11,940)	(14,496)
Accumulated other comprehensive (loss)	(657)	(2,368)

TOTAL STOCKHOLDERS’ EQUITY	267,986	220,941

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,723,968	$2,642,625

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$29,192	$31,689	$117,123	$127,414
Federal funds sold and interest bearing deposits with banks	20	127	109	420
Taxable investment securities	3,785	3,344	14,351	13,713
Tax exempt investment securities	526	526	2,239	2,390

TOTAL INTEREST INCOME	33,523	35,686	133,822	143,937

INTEREST EXPENSE
Deposits	5,324	9,379	26,793	39,303
Federal funds purchased and securities sold under agreements to repurchase	43	131	139	1,487
Long-term debt	3,174	3,723	13,511	14,568

TOTAL INTEREST EXPENSE	8,541	13,233	40,443	55,358

NET INTEREST INCOME	24,982	22,453	93,379	88,579
Provision for loan and lease losses	6,438	11,032	51,615	23,730

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	18,544	11,421	41,764	64,849

NONINTEREST INCOME
Service charges on deposit accounts	2,784	2,845	10,918	11,106
Commissions and fees	968	750	3,709	3,422
Gain on investment securities	2,552	0	2,905	53
Income on bank owned life insurance	457	726	1,930	1,741
Gain (loss) on leasing related assets	(87)	74	(1,142)	995
Other income	246	(35)	537	294

TOTAL NONINTEREST INCOME	6,920	4,360	18,857	17,611

NONINTEREST EXPENSE
Salaries and employee benefits	8,638	7,884	34,505	32,263
Net occupancy expense	1,570	1,524	6,637	6,098
Furniture and equipment	1,319	1,151	5,038	4,848
Stationery, supplies and postage	390	521	1,605	1,764
Marketing expense	625	698	2,633	2,348
Amortization of core deposit intangibles	266	266	1,062	1,062
FDIC insurance expense	1,272	548	5,819	1,478
Long-term debt prepayment fee	3,075	0	3,075	0
Collection expense	265	283	1,552	572
Other repossessed asset expense	85	103	1,002	155
Other expenses	2,808	2,418	10,866	9,483

TOTAL NONINTEREST EXPENSE	20,313	15,396	73,794	60,071

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	5,151	385	(13,173)	22,389
Provision for income taxes (benefit)	3,011	(504)	(7,777)	7,224

NET INCOME (LOSS)	$2,140	$889	$(5,396)	$15,165

Dividends on Preferred Stock and Discount Accretion	885	0	3,194	—
Net Income (Loss) Available to Common Stockholders	$1,255	$889	$(8,590)	$15,165

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.05	$0.04	$(0.36)	$0.65

Diluted	$0.05	$0.04	$(0.36)	$0.64

DIVIDENDS PER COMMON SHARE	$0.05	$0.10	$0.30	$0.40